  Exhibit 99.8

For Immediate Release
March 12, 2019

SUNSHINE BIOPHARMA ANNOUNCES THAT ESSENTIAL 9™ IS NOW AVAILABLE ON AMAZON.CA

Montreal, Quebec, Canada – (ACCESSWIRE) – Sunshine Biopharma, Inc. (OTC Markets: “SBFM”) today announced that its recently launched micronutrients supplement, Essential 9TM, is now available on www.Amazon.ca. On December 14, 2018, Health Canada issued NPN 80089663 through which it authorized Sunshine Biopharma to manufacture and sell the Essential 9TM product. Essential 9TM is a dietary supplement tablet that contains a balanced formula of the 9 essential amino acids that the human body cannot make. Sunshine Biopharma anticipates that Essential 9TM will soon be available on www.Amazon.com.

About Essential 9TM

Essential Amino Acids are 9 out of the 20 amino acids required for protein synthesis. Proteins are involved in all body functions – from the musculature and immune system to hormones and neurotransmitters. Like vitamins, Essential Amino Acids cannot be made by the human body and must be obtained through diet. Deficiency in one or more of the 9 Essential Amino Acids can lead to loss of muscle mass, fatigue, weight gain and reduced ability to build muscle mass in athletes. Sunshine Biopharma’s Essential 9TM provides all 9 Essential Amino Acids in freeform and in the proportions recommended by Health Canada. Essential 9TM is suitable for everyone: vegans, athletes, seniors, dieters.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information:
Sunshine Biopharma, Inc.
Camille Sebaaly, CFO
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com